Exhibit 99.1

Contact:

Steve Mayer

Burr, Pilger & Mayer LLP

415-421-5757

hearme@bpmllp.com

HearMe Announces Cash Distribution to Stockholders

San Francisco, CA – (December 3, 2004) – HearMe (HEARZ.PK) (“HearMe” or the “Company”) today announced that its Board of Directors has approved a cash distribution to be paid out of net available assets of $.0467 per share (the “Distribution”) to stockholders of record as of the Company’s final record date of November 26, 2001.  It is currently anticipated that this distribution will be made on or about December 17, 2004.

Liquidating Distributions and Reserves

The Company had previously hoped to make a single final liquidating distribution at this time, which is the end of the three-year wind-down period mandated under Delaware law.  Because the Company has not yet reached ultimate resolution of the litigation relating to its New York lease, however (as discussed below), Delaware law mandates that the Company maintain its corporate existence beyond November 2004 solely with respect to such litigation.  Accordingly, the Company has established an additional reserve of $375,000 , which it believes will be adequate to meet any potential obligations arising out of such litigation and the Company’s other expenses.  An initial cash distribution of $0.18 per share totaling approximately $5,113,000 was made in March 2002 to stockholders of record as of the final record date.  The proportionate interests of all of the stockholders of the Company have been fixed on the basis of their respective stock holdings at the close of business on the final record date, November 26, 2001, and any distributions made by the Company shall be made solely to stockholders of record on the close of business on the final record date, except to reflect permitted transfers.  The number of outstanding shares of the Company’s common stock outstanding on November 26, 2001, the date on which the Company closed its stock transfer books and discontinued recording transfers, was 28,402,908.  In the case of certain stockholders with outstanding promissory notes payable to the Company, the proceeds of the Distribution will be offset against the outstanding principal and interest under such notes.  In other cases, settlement agreements with certain former noteholders included provisions whereby such noteholders assigned the proceeds of any further distributions to stockholders back to the Company.  In addition, pursuant to the management retention arrangements entered into in 2001 with certain individuals, in connection with the Distribution HearMe will pay the aggregate amount of approximately $96,250 to such individuals (as well as an amount equal to 7% of any future liquidating distributions).  Accordingly, the aggregate cash amount to stockholders of the current Distribution is anticipated to be approximately $1,325,000.

As of October 31, 2004, the Company’s material assets consisted of approximately $1,780,000 in cash and cash equivalents.  The Company anticipates that $1,325,000 will be distributed to stockholders in the Distribution, $46,250 will be paid in management retention bonuses relating to the Distribution ($50,000 partial payment was made in September, 2004) and $30,000 will be used to pay certain legal and accounting costs incurred since October 31, 2004.  The Company’s estimated future cost of liquidation, consisting of the reserves established by the Company for costs to be incurred and potential liability relating to the New York lease litigation, at December 31, 2003 was $985,000.   The estimated future cost of liquidation as of October 31, 2004 was approximately $375,000, as detailed below (dollars in thousands):

Estimated Future Liquidation Expenses	December 31, 2003	Adjustments	Cash Paid	October 31, 2004

Contract settlement (1)	$595	$(328)	$(42)	$225
Legal (2)	167	(99)	(18)	50
Management fee (3)	223	(30)	(93)	100

	$985	$(457)	$(153)	$375

(1)   Contract settlement reserves are comprised of amounts relating to potential liability and expenses arising out of the Company’s New York lease litigation.

(2)   Reserves for legal expenses estimates are comprised of $50,000 for general legal fees.

(3)   The estimated fees include costs relating to accounting services, storage of records, bonuses to the transition team and final costs related to any shareholder distributions.

New York Litigation

On November 19, 2001, the Company was served with a complaint filed by Michael Ring and Frank Ring (the “Rings”) against the Company and GameSpy Industries, Inc. in the New York Supreme Court (the trial court), County of New York, alleging breach of a written lease relating to a facility in New York, New York which had been assigned to GameSpy, and seeking damages of approximately $197,000 plus attorneys’ fees.  In December 2001, the Company removed this matter to Federal District Court in New York and denied the allegations in the Company’s Answer and Counterclaim.  In January, 2004, the New York Supreme Court ruled in favor of HearMe.  This decision has been appealed by the Rings and, accordingly, the matter has not been definitively resolved.  Although the Company believes that its defenses are meritorious and will ultimately prevail upon appeal, the outcome of any litigation is inherently uncertain.  Accordingly, the Company has retained reserves pending the outcome of this litigation.  Following the ultimate resolution of this litigation, the Company expects to distribute any remaining net available assets to its stockholders in a single final distribution.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and may include words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions.  These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements.  No assurance can be given that the wind-down of HearMe will result in any remaining capital for distribution to stockholders.  HearMe may not be able to resolve its New York lease litigation favorably.  Other potential risks and uncertainties include, without limitation: uncertainty relating to the amount or timing of any distributions to stockholders; the liability of HearMe’s stockholders for HearMe’s liabilities in the event contingency reserves are insufficient to satisfy remaining liabilities; the impact of HearMe’s decision to cease filing periodic reports, or of any decision by HearMe to reinitiate filings of such reports; and actions taken by the SEC or other parties relating to HearMe’s determination.  Certain of these and other risk factors are described in detail in HearMe’s filings with the SEC.  HearMe does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.